Exhibit 4w
Guaranteed Income Benefit Rider
This rider is made a part of the Contract to which it is attached.  Except as stated in this rider, it is subject to the provisions contained in the Contract.  Coverage under this rider begins on the Rider Date as shown on the Contract Benefit Data pages.

This optional rider provides variable Periodic Income Payments payable under the Variable Annuity Payment Option Rider (“VAPOR”) are guaranteed not to fall below the Guaranteed Income Benefit.

Allocation

While this Rider is in effect, the Fixed Account and/or Variable Subaccounts available for allocation may be limited if the Allocation Amendment is attached to this Rider and the Contract.

Definitions

Guaranteed Income Benefit (“GIB”)
The minimum amount payable for each Periodic Income Payment made under the VAPOR.

Step-up Date
The date on which a GIB Step-up may occur, pursuant to the Automatic Step-up of the GIB provision.

For Non-qualified contracts, a Step-up Date is the first Valuation Date on or after the Periodic Income Commencement Date (“PICD”) anniversary of each [1 year] period measured from the PICD.

For Qualified contracts, the first Step-up Date is the Valuation Date of the first Periodic Income Payment in the [first] calendar year following the PICD.  Subsequent Step-up Dates will be the Valuation Date of the first Periodic Income Payment in the calendar year, every subsequent [1 year] period.

         INVESTMENT RESTRICTIONS

No Fixed Account may be elected, except the DCA Fixed Account pursuant to a systematic allocation program.  All available Variable Subaccount options are described below.  The Owner shall allocate Contract Values (for purposes of this Provision Contract Values also means Account Value) and additional Purchase Payments pursuant to Investment Restrictions Option A, Option B, or Option C.

Subject to a $[2,000] minimum amount, the Owner may designate all or part of the initial and any subsequent Purchase Payments for systematic allocation pursuant to the Investment Restriction Option elected.  The holding account for such systematic allocation may be any of the following:

[DCA Fixed Account
LVIP Money Market Fund
Delaware VIP Limited-Term Diversified Income Series
LVIP Delaware Bond Fund]

The Owner must either:
(Option A)                                elect an available Asset Allocation Model, or
(Option B)                                allocate all values among specific Variable Subaccounts, or
(Option C)                                create an asset allocation portfolio of Variable Subaccounts.

Contract Values will be automatically rebalanced each quarter, on proportional basis based on the allocation instructions in effect at the time of rebalancing.  Within the constraints of these investment requirements, the Owner may reallocate their Contract Values by Written Request.  Reallocation requests that violate the investment restrictions will be rejected by the Company.

If you have any questions regarding the specifics of any Asset Allocation Model program in which you have allocated your Contract Value, you may contact the Company for more information.

The Company does not reserve the right to add or modify Allocation Restrictions, however, Separate Account changes such as Variable Subaccount additions, substitutions, and closings may affect the availability of allocation options under the investment restriction plan.

Option A:  Elect an available Asset Allocation Model

[None available]

Option B:  Allocate all values among specific Variable Subaccounts

[BlackRock Global Allocation V.I. Fund
Delaware VIP Limited-Term Diversified Income Series
Delaware VIP Diversified Income Series
LVIP BlackRock Inflation Protected Bond Fund
LVIP Delaware Bond Fund
LVIP Delaware Diversified Floating Rate Fund
LVIP Global Income Fund
LVIP SSgA Bond Index Fund
LVIP SSgA Conservative Index Allocation Fund
LVIP SSgA Conservative Structured Allocation Fund
LVIP SSgA Moderate Index Allocation Fund
LVIP SSgA Moderate Structured Allocation Fund
LVIP SSgA Moderately Aggressive Index Allocation Fund
LVIP SSgA Moderately Aggressive Structured Allocation Fund
LVIP Wilshire Conservative Profile Fund
LVIP Wilshire Moderate Profile Fund
LVIP Wilshire Moderately Aggressive Profile Fund
MFS® VIT Total Return Series]

Option C:  Create an asset allocation portfolio of Variable Subaccounts.

[30%] Funds (Allocate at least [30%] to these fund options)

[Delaware VIP Limited-Term Diversified Income Series
Delaware VIP Diversified Income Series
LVIP BlackRock Inflation Protected Bond Fund
LVIP Delaware Bond Fund
LVIP Delaware Diversified Floating Rate Fund
LVIP Global Income Fund
LVIP SSgA Bond Index Fund]

[10%] Funds (Allocate at most [10%] to these fund options)

[AllianceBernstein VPS Global Thematic Growth Portfolio
Delaware VIP Emerging Markets Series
Delaware VIP REIT Series
DWS Alternative Asset Allocation Plus VIP Portfolio
LVIP Cohen & Steers Global Real Estate Fund
LVIP SSgA Emerging Markets 100 Fund
MFS® VIT Utilities Series]

[70%] Funds (Allocate at most [70%] to these fund options)

[AllianceBernstein VPS Growth and Income Portfolio
AllianceBernstein VPS International Value Portfolio
AllianceBernstein VPS Small/Mid Cap Value Portfolio
American Funds Global Growth Fund
American Funds Global Small Capitalization Fund
American Funds Growth Fund
American Funds Growth-Income Fund
American Funds International Fund
BlackRock Global Allocation V.I. Fund
Delaware VIP Small Cap Value Series
Delaware VIP Trend Series
Delaware VIP U. S. Growth Series
Delaware VIP Value Series
Fidelity® VIP Contrafund Portfolio
Fidelity® VIP Growth Portfolio
Fidelity® VIP Mid Cap Portfolio
Fidelity® VIP Overseas Portfolio
FTVIPT Franklin Income Securities Fund
FTVIPT Franklin Small-Mid Cap Growth Securities Fund
FTVIPT Mutual Shares Securities Fund
LVIP American Global Growth Fund
LVIP American Global Small Capitalization Fund
LVIP American Growth Fund
LVIP American Growth-Income Fund
LVIP American International Fund
LVIP Baron Growth Opportunities Fund
LVIP Capital Growth Fund
LVIP Columbia Value Opportunities Fund
LVIP Delaware Growth and Income Fund
LVIP Delaware Social Awareness Fund
LVIP Delaware Special Opportunities Fund
LVIP Janus Capital Appreciation Fund
LVIP J.P. Morgan High Yield Fund
LVIP Marsico International Growth Fund
LVIP MFS Value Fund
LVIP Mid-Cap Value Fund
LVIP Mondrian International Value Fund
LVIP Money Market Fund
LVIP SSgA Conservative Index Allocation Fund
LVIP SSgA Conservative Structured Allocation Fund
LVIP SSgA Developed International 150 Fund
LVIP SSgA Global Tactical Allocation Fund
LVIP SSgA International Index Fund
LVIP SSgA Large Cap 100 Fund
LVIP SSgA Moderate Index Allocation Fund
LVIP SSgA Moderate Structured Allocation Fund
LVIP SSgA Moderately Aggressive Index Allocation Fund
LVIP SSgA Moderately Aggressive Structured Allocation Fund
LVIP SSgA Small/Mid Cap 200 Fund
LVIP SSgA S&P 500 Index Fund
LVIP SSgA Small-Cap Index Fund
LVIP T. Rowe Price Growth Stock Fund
LVIP T. Rowe Price Structured Mid-Cap Growth Fund
LVIP Templeton Growth Fund
LVIP Turner Mid-Cap Growth Fund
LVIP Wells Fargo Intrinsic Value Fund
LVIP Wilshire Conservative Profile Fund
LVIP Wilshire Moderate Profile Fund
LVIP Wilshire Moderately Aggressive Profile Fund
MFS® VIT Growth Series
MFS® VIT Total Return Series
Oppenheimer Global Securities Fund/VA
Goldman Sachs VIT Large Cap Value Fund
Lord Abbett Fundamental Equity Portfolio
Van Kampen UIF Capital Growth Portfolio]

General

If this rider is in effect on the Valuation Date the Periodic Income Payment is determined, then the amount that will be paid will be the greater of:

a.	the Periodic Income Payment determined under the VAPOR; or

b.	the GIB.

On the Rider Date, the Initial Guaranteed Income Benefit amount is shown on the Contract Benefit Data pages.

Automatic Step-up of the GIB (GIB Step-up)
On each Step-up Date, a GIB Step-up will occur only if [75%] of the Periodic Income Payment determined on the Step-up Date is greater than the Guaranteed Income Benefit on the Valuation Date immediately prior to the Step-up Date.  Upon a GIB Step-up, the GIB will automatically step-up to [75%] of the Periodic Income Payment determined by VAPOR.  If the GIB on the Valuation Date immediately prior to the Step-up Date is greater than or equal to [75%] of the Periodic Income Payment, no GIB Step-up will occur.

On each GIB Step-up, the Rider Charge may be adjusted pursuant to the Rider Charge provision.  If the Rider Charge is increased, the Owner may decline the GIB Step-up by Notice to the Company within 30 days of the effective date of the GIB Step-up.  If the Owner does decline the GIB Step-up, the GIB will be reduced to the GIB on the Valuation Date immediately prior to the Step-up Date, subject to adjustments for Withdrawals.  If the Owner does not decline the GIB Step-up, the GIB Step-up will be deemed accepted by the Owner.

The Automatic Step-up of the GIB will occur whether or not the Owner has previously declined a GIB Step-up.

Adjustments to the Guaranteed Income Benefit
Each Withdrawal will reduce the GIB in the same proportion as the amount withdrawn reduces the Account Value on the Valuation Date of the Withdrawal.  Payment of a Periodic Income Payment, whether equal to the GIB or the Periodic Income Payment determined under VAPOR, is not a Withdrawal.

An increase in the length of the Access Period will not result in an adjustment to the GIB.  Any increase in the length of the Access Period is subject to a 5 year minimum increase.

Effect of Guaranteed Income Benefit during Access Period
During the Access Period, payment of the Periodic Income Payment, whether equal to the GIB or the Periodic Income Payment determined under the VAPOR, reduces the Account Value.

If the Account Value is reduced to zero, the Access Period will end and the Lifetime Income Period will begin on the Valuation Date the Account Value equals zero, and each subsequent Periodic Income Payment during the Lifetime Income Period will be equal to the GIB.

Effect of Guaranteed Income Benefit during Lifetime Income Period
During the Lifetime Income Period, if a Periodic Income Payment determined under the VAPOR is less than the GIB, the excess of the GIB attributable to the Variable Account over the Periodic Income Payment attributable to the Variable Account determined under the VAPOR will reduce the number of Annuity Units per Variable Subaccount payable in each subsequent Periodic Income Payment.  The reduction to the number of Annuity Units per payment will be determined by: (a) divided by (b) then the result further divided by (c): where:

(a)	is the amount of the excess of the GIB attributable to the Variable Account over the Periodic Income Payment attributable to the Variable Account; and

(b)	is the applicable Annuity Factor; and

(c)	is the Annuity Unit value as of the Valuation Date of the Periodic Income Payment.

During the Lifetime Income Period, if a Periodic Income Payment determined under the VAPOR is less than the GIB, the excess of the GIB attributable to the Fixed Account over the Periodic Income Payment attributable to the Fixed Account determined under VAPOR will reduce the resulting annual amount determined for the Fixed Account payable in each subsequent Periodic Income Payment.  The reduction in the resulting annual amount determined for the Fixed Account (prior to multiplying by the Interest Adjustment Factor and dividing by the Daily Factor) will be determined by: (a) divided by (b) where:

(a)	is the amount of the excess of the GIB attributable to the Fixed Account over the Periodic Income Payment attributable to the Fixed Account; and

(b)	is the applicable Annuity Factor.

If payment of the GIB reduces both the number of Annuity Units per Variable Subaccount to zero and the resulting annual amount determined for the Fixed Account to zero during the Lifetime Income Period, then each subsequent Periodic Income Payment during the remainder of the Lifetime Income Period will be equal to the GIB.

Additional Purchase Payments
While this rider is in effect, additional Purchase Payments to the Contract may not be made.

Rider Charge
The annual Rider Charge is subject to a guaranteed maximum rider charge of [2.00%].  While this rider is in effect, the Rider Charge will be added to the Contract Mortality and Expense Risk and Administrative Charge as shown on the Contract Benefit Data pages, which is deducted from the Variable Account.

On each GIB Step-up, the Rider Charge will be adjusted to the Rider Charge currently in effect, subject to the guaranteed maximum rider charge.  Any such adjustment will change the total Mortality and Expense Risk and Administrative Charge.  The Mortality and Expense Risk and Administrative Charge rates shown on the Contract Benefit Data pages are as of the Rider Date.

Pursuant to the Automatic Step-up of the GIB provision, the Owner may decline a GIB Step-up if the Rider Charge is increased.  Upon our receipt of Notice from the Owner to decline a GIB Step-up, the Rider Charge will decrease to the Rider Charge in effect on the Valuation Date immediately prior to the Step-up Date.

Termination of this Rider
This rider will terminate for any of the following reasons:

a.	termination of the Contract to which this rider is attached;
b.	the death of the Annuitant, or the later of the death of the Annuitant or Secondary Life if a joint payout was elected;
c.	a decrease in the length of the Access Period;
d.	a change in the Periodic Income Payment Mode; or
e.	Written Request from an Owner.

Termination of this rider due to termination of the Contract or death of the Annuitant or Secondary Life as described above, will be effective on the Valuation Date on which such event occurs.  Termination of this rider due to a decrease in the Access Period, change in the Periodic Income Payment Mode, or Written Request from an Owner will be effective on the Valuation Date of the PICD anniversary following such event.

Lincoln Life & Annuity Company of New York

[Missing Graphic Reference]